Exhibit 10.2

PACIFIC MERCANTILE BANCORP
CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of [                            ] (the “Acceptance Date”) by and between [                                                    ] (the “Participant”) and Pacific Mercantile Bancorp, a California corporation (the “Company”), on behalf of itself and any of its Subsidiaries or affiliates which employs the Participant.

The Participant has been designated as eligible to participate in the Pacific Mercantile Bancorp Change in Control Severance Plan (the “Plan”).  Intending to be legally bound by this Agreement, the parties agree as provided below.  All capitalized words and phrases shall be either as defined herein or, if not so defined, as defined by the Plan, as applicable.

1.             Participation in the Plan; Offset of any other Rights to Change in Control Benefits. I accept my designation as a Participant under the terms of the Plan and, pursuant thereto, I agree to forego entirely any other benefits or payments to which I may otherwise be entitled under the terms of any other plan or program of the Company, or agreement with the Company, which provides for the payment of severance or change in control benefits, or salary continuation, in the event of my termination of employment in connection with a change in control of the Company.

2.             Termination of Employment. I acknowledge that I will be eligible for Change in Control Benefits under the Plan only if during the period (a) commencing on the earlier of (i) the occurrence of a Change in Control and (ii) public announcement of an intended or anticipated Change in Control, provided that such Change in Control actually occurs, and (b) ending on the date one year following a Change in Control, one of the following occurs:

2.1.         I experience an Involuntary Separation from Service.

2.2.         I experience a Good Reason Termination.  In the event I believe I am eligible for Change in Control Benefits under the Plan due to the occurrence of a Good Reason, I shall provide a Notice of Good Reason to the Company within 90 days of the initial existence of the Good Reason.  Upon receiving a Notice of Good Reason, the Company shall be permitted a period of 30 days to remedy the condition.  If such condition is not remedied, I shall terminate my employment within 60 days of (a) providing the Notice of Good Reason to the Company or (b) the Change in Control, whichever is later.  In the event I do not notify the Company within 90 days of the initial existence of the Good Reason, or I do not terminate my employment within 60 days of the later of providing the Notice of Good Reason to the Company or the Change in Control, I acknowledge that I will not be eligible for Change in Control Benefits under the Plan as a result of any Termination of Employment resulting from or relating to such Good Reason and any such Termination of Employment shall not constitute a Good Reason Termination.

3.             Amount of Change in Control Benefits, Payment, etc.

3.1.         In the event an Involuntary Separation from Service or Good Reason Termination occurs within the time period set forth in Article 2, so long as I sign and do not revoke the Release and otherwise comply with the terms and restrictions provided in the Plan, I shall be entitled to a [•] month Change in Control Benefit (the “Change in Control Benefits Period”), which shall be comprised of: (i) a lump sum payment equal to my monthly Base Salary, multiplied by the Change in Control Benefits Period; (ii) a lump sum payment of a Prorated Annual Bonus Award for the plan year in which the Effective Date of Termination occurs, prorated to the Effective Date of Termination; and (iii) an additional cash severance payment in an amount equal to the Benefits Payment multiplied by the lesser of the Change in Control Benefits Period and 12 months.  The Change in Control Benefits above shall be paid on the first regular payroll period following the 60th day after the Effective Date of Termination.

3.2.         I hereby acknowledge that my Change in Control Benefits must be repaid, and all future payments, if any, will cease, in the event that I breach any post-employment obligations owed to the Company, including those set forth in any non-solicitation and confidentiality provision signed by me.

3.3.         I hereby accept my designation as eligible to participate in the Plan. I also accept the terms of the Plan and this Agreement, acknowledge that I have carefully reviewed the terms of the Plan and this Agreement, accept the authority of the Board and the Committee under Article 5 of the Plan and agree that nothing in this Agreement shall confer any employment rights or restrict the right of the Company or any of its Subsidiaries to terminate my employment at any time, for any reason and with or without notice or cause.

3.4.         I hereby accept and acknowledge the provisions of the Plan provided for under Section 3.4 (Restrictions on Payments by the Company), including, but not limited to, (1) a clawback of any payments based on a performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature; and (2) a requirement that payments made under the Plan comply with 12 U.S.C. Section 1828(k) and any action or order issued to the Company or any of its Subsidiaries by an applicable banking regulatory agency.

3.5.         I further acknowledge and agree that the Company may offset any amounts that are required to be paid back to the Company hereunder against any current amounts due to me, including, but not limited to, salary, incentive compensation, stock awards, severance, deferred compensation or any other funds due to the Participant from the Company.

4.             Confidentiality and Non-Solicitation.

4.1.         Confidential Information.  I recognize and acknowledge that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries (any or all of such entities being hereinafter referred to as the “Business”), as such information may exist from time to time, other than information that the Company has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Participant’s duties.  I shall not, except to the extent reasonably necessary in the performance of his or her duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his or her own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use my reasonable best efforts to prevent the disclosure of any such information by others.  All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by me or otherwise coming into my possession, are confidential information and are, shall be, and shall remain the property of the Business.  No copies thereof shall be made which are not retained by the Business, and I agree, on termination of my employment or on demand of the Company, to deliver the same to the Company.

4.2.         Non-Solicitation. Unless otherwise provided in a writing signed by the parties, for a period of [•] months following my Involuntary Separation from Service or Good Reason Termination (the “Non-Solicitation Period”), my right to receive and retain Change in Control Benefits set forth in the Plan and this Agreement will be conditioned upon my not, either directly or indirectly, (a) soliciting any customer or client of the Company or its subsidiaries with whom I came into contact as a direct result of my employment with the Company, and who remains a customer or client at the time of my termination, for the account of any entity or person engaged in competition with the Company or any of its subsidiaries; or (b) soliciting or inducing any employees or contractors of the Company or its subsidiaries who worked in the same geographic region of the Company as me to terminate their employment or retention with the Company or its subsidiaries or otherwise interfering with the relationship between the Company or its subsidiaries and their employees or contractors during the Non-Solicitation Period.

4.3.         Remedies. The Company’s obligation to make payments under this Agreement and the Plan shall cease upon a violation of the preceding provisions of this Section 4, and the Company will be entitled to monetary damages upon any such violation of the preceding provisions of this Section 4 (in an amount equal to the value of the applicable Change in Control Benefits actually paid to the Participant).  In addition, I acknowledge that there would be no adequate remedy at law or in damages to compensate the Company for any violation of this Section 4, and agree that the Company shall be entitled to injunctive relief requiring specific performance by me of this Section 4 without the necessity of proving actual damages or the posting of a bond, and I consent to the entry thereof.

4.4.         Application. The provisions of Section 4.2 shall be inapplicable if I waive my right to the Change in Control Benefits granted hereunder prior to payment of any such benefits. In accordance with Section 4.2, my decision to waive the Change in Control Benefits must be acknowledged in a writing signed by the Company and myself for such waiver to be effective in relieving me of my obligations under such sections.

5.             Limitation on Excess Parachute Payments.  I understand that any Change in Control Benefits to which I would otherwise be entitled under the Plan and this Agreement are subject to reduction in accordance with the terms of the Plan by the Committee in order to avoid or mitigate the application of Section 280G of the Code.

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This Agreement has been duly executed and is effective as of the Acceptance Date first written above.

PACIFIC MERCANTILE BANCORP

By:	Title:

I hereby accept my right to receive potential Change in Control Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement.

Participant

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